Exhibit 99.1

ChinaTel Group CEO, George Alvarez, to Provide Business Update on Wednesday, March 17, 2010

Company to Host Investor Update Call and Simultaneous Webcast

IRVINE, CA –March 13, 2010 – ChinaTel Group, Inc. (ChinaTel) (OTCBB: CHTL), a leader in high speed wireless broadband and telecommunications infrastructure engineering and construction services, today announced today that it will provide investors with an update on recent business developments on Wednesday, March 17, 2010.

Management will host a conference call and simultaneous webcast at 4:30 pm ET on Wednesday, March 17, 2010. Participants should call (800) 322-9079 (United States/Canada) or (404) 665-9920 (International) and provide confirmation code 62988526. A live broadcast of the call will be available on the Company's website at www.ChinaTelGroup.com under the Investor Relations section.

A replay of the call will be available approximately two hours after the call and will be available until 11:59 p.m. on Wednesday, March 24, 2010. To listen to the replay, dial 800- 642-1687 (domestic) or 706- 645-9291 (international) and enter the pass code 62988526. The webcast of the event will also be archived on the Company's website for one year under the Investor Relations section.

About ChinaTel Group, Inc.
ChinaTel Group, Inc. (ChinaTel), through its controlled subsidiaries, provides fixed telephony, conventional long distance, high-speed wireless broadband and telecommunications infrastructure engineering and construction services. ChinaTel is presently building, operating and deploying networks in Asia and South America: a 3.5GHz wireless broadband system in 29 cities across the People’s Republic of China (PRC) with and for CECT-Chinacomm Communications Co., Ltd., a PRC company that holds a license to build the high speed wireless broadband system; and a 2.5GHz wireless broadband system in cities across Peru with and for Perusat, S.A., a Peruvian company that holds a license to build high speed wireless broadband systems. ChinaTel’s vision remains clear: (i) to acquire and operate wireless broadband networks in key markets throughout the world; (ii) to deliver a new world of communications; and (iii) and invest in building long-lasting relationships with customers and partners to lead the broadband industry in customer service and responsiveness. Our strategy is to build leading-edge IP-leveraged solutions advanced by our worldwide infrastructure and leadership in emerging markets.  www.ChinaTelGroup.com

Safe Harbor Statement
This press release contains forward-looking statements that involve risks and uncertainties.  Actual results, events and performances could vary materially from those contemplated by these forward-looking statements. These statements involve known and unknown risks and uncertainties, which may cause the Company's actual results, expressed or implied, to differ materially from expected results. These risks and uncertainties include, among other things, product demand and market competition. You should independently investigate and fully understand all risks before making an investment decision.

Contacts:
Retail Investors
Tim Matula
ChinaTel Group, Inc.
Investor Relations
(Toll Free) 1-877-260-9170
investors@chinatelgroup.com

Institutional Investors and Media
KCSA Strategic Communications Contacts:
Investors: Todd Fromer / Marybeth Csaby	Media: Lewis Goldberg
212-896-1215 / 212-896-1236	212-896-1216
tfromer@kcsa.com / mcsaby@kcsa.com	lgoldberger@kcsa.com